EXHIBIT 11

	Three Months	Three Months
	Ended	Ended
	June 30, 2007	June 30, 2006

Net Income	$50,918	154,041

Weighted average shares outstanding
for basic EPS computation	1,036,020	991,858
Reduction for common shares not yet
released by Employee Stock Ownership Plan	0	0
Total weighted average common shares
outstanding for basic computation	1,036,020	991,858

Basic earnings per share	$0.05	$0.16

Total weighted average common shares
outstanding for basic computation	1,036,020	991,858
Common stock equivalents due to
dilutive effect of stock options	5,705	55,670
Total weighted average common shares and
equivalents outstanding for diluted
computation	1,041,725	1,047,528

Diluted earnings per share	$0.05	$0.15

	Six Months	Six Months
	Ended	Ended
	June 30, 2007	June 30, 2006

Net Income	$66,984	404,047

Weighted average common shares
outstanding for basic EPS computation	1,040,362	991,245
Reduction for common shares not yet
released by Employee Stock Ownership Plan	0	0
Total weighted average common shares
outstanding for basic computation	1,040,362	991,245

Basic earnings per share	$0.06	$0.41

Total weighted average common shares
outstanding for basic computation	1,040,362	991,245

Common stock equivalents due to
dilutive effect of stock options	5,740	51,723

Total weighted average common shares and
equivalents outstanding for diluted
computation	1,046,102	1,042,968

Diluted earnings per share	$0.06	$0.39

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